CONFIDENTIAL TREATMENT REQUESTED - REDACTED COPY

Exhibit 10.10

Context Therapeutics, Inc.

3001 Market Street,

Suite 140

Philadelphia, PA 19104

Martin Lehr

Chief Executive Officer

DATE:	October 23, 2019

TO:	William F. Rencher, RPh., Ph.D.

RE:	Letter of Engagement

This Letter of Engagement (“LOE”) will serve as the basis under which Drug and Device Development Solutions LLC, a North Carolina Limited Liability Corporation, (hereinafter referred to as “CONSULTANT”) agree to provide consultative services to Context Therapeutics, Inc. and its successor entity (hereinafter referred to as the “COMPANY”). This LOE supersedes the LOE executed on 12 July 2019.

1.	Background

1.1.

COMPANY is an early stage pharmaceutical company engaged in the business of discovering and/or developing proprietary technologies and/or drugs for the benefit of mankind. As such, COMPANY from time to time requires the services of one or more outside consultants with certain expertise the COMPANY may need.

1.2.

CONSULTANT possesses the expertise described in this Section 1.2, which is required by the COMPANY and is in the business of providing consulting services. Specifically, the Principal of CONSULTANT, William F. Rencher, RPh, PhD, possesses certain knowledge and experience, including, but not limited to, the following:

1.2.1.	He is a pharmacist who holds a Ph.D. in medicinal chemistry and pharmaceutical sciences.

1.2.2.	He has more than 30 years of experience in the pharmaceutical industry working in pharmaceutical product development from pre-IND through market registration.

1.2.3.	He has held positions at Fulcrum Pharma, CONRAD, Schering Plough HCP, SmithKlineBeecham, and McNeil HCP, among others, and in those positions was engaged in product development.

1.2.4.	He has led therapeutic program teams, project teams and departments, including the bioequivalency group and a drug delivery technology group at McNeil consumer products.

1.2.5.	He has developed products in a variety of therapeutic areas.

1.3.

CONSULTANT has previously served as a consultant to Drs. Scott Dax and Mel Sorensen. Thus, the CONSULTANT has demonstrate business and professional expertise to individuals now associated with COMPANY.

Certain identified information has been omitted from this exhibit because it is not material and would likely cause competitive harm to the registrant if publicly disclosed. [***] indicates that information has been omitted.

1.4.	CONSULTANT has served as a consultant for COMPANY since 8 August 2017 involved in chemistry development, tablet manufacturing and clinical supply labeling and distribution.

2.	Effective Date

2.1.	This LOE is entered into by the CONSULTANT and the COMPANY as of 1 October2019 (the “Effective Date”).

3.	Services to be Provided

3.1.

CONSULTANT shall provide such consultative services as may be mutually agreed upon between CONSULTANT and the COMPANY from time to time, and which may be set out in one or more addenda to this LOE and shall specify the services to be provided and the terms of such services, including identification of work product and delivery dates. Services to be rendered by CONSULTANT to the COMPANY shall be performed by, or directly under the supervision of, William F. Rencher, including, but not limited to:

3.1.1.	General advisory services relating to chemistry, manufacturing, and control (“CMC”);

3.1.2.	Coordinate drug product manufacturing, quality control testing and stability monitoring for clinical use in Phase 1-2 studies;

3.1.3.	Coordinate product packaging, clinical labeling and distribution of clinical supplies for clinical use in Phase 1-2 studies;

3.1.4.	Assisting in preparing submissions to the U.S. Food and Drug Administration (“FDA”) regarding the Chemistry Manufacturing Controls efforts;

3.1.5.	Attending FDA, Contractor, and/or Funding Agency meetings on behalf of the COMPANY, as requested;

3.1.6.	Providing status reports to COMPANY management on project progress;

3.1.7.	Identifying potential issues, and options relating to identified issues;

3.1.8.	Consulting with the Company on Drug Delivery Technology including, but not limited to:

3.1.8.1.

Assisting the COMPANY with inventing, developing and optimizing drug release systems for oral administration, including formulation development and manufacturing procedures, and producing prototypes that would be suitable for “good laboratory practice” animal testing;

3.1.8.2.	Selecting and qualifying raw materials;

3.1.8.3.	Reviewing and developing protocols and reports; and

3.1.8.4.	Managing subcontractors.

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3.1.9.	Consulting with the Company on Analytical Method Development, including, but not limited to:

3.1.9.1.	Assisting in the evaluation and development of analytical test methods to evaluate drug release profiles and stability of drug product;

3.1.9.2.	Assisting in the identification and organization of a network of supplementary support laboratories to perform quality control testing needed for the development of the project;

3.1.9.3.	Outlining method qualification requirements and reviewing and comparing analytical method data to method qualification requirements;

3.1.9.4.	Assisting in building a collaboration between outside analytical services and the COMPANY; and

3.1.9.5.	Identifying and suggesting solutions for analytical, test methodology and stability concerns and issues.

3.1.10.	Consulting with the Company on Pharmaceutical Development, including, but not limited to:

3.1.10.1.	Assisting in the coordination of pre-formulation experiments;

3.1.10.2.	Assisting in the development of a final formulation;

3.1.10.3.	Assisting in drug and technology transfer to outside contractors;

3.1.10.4.	Developing proposals for options and solutions to challenges encountered in Pharmaceutical Development; and

3.1.10.5.	Providing risk / benefit analysis for solutions and options.

3.2.

Starting on 1 October 2019, it is anticipated the Consultant will spend approximately 24 hours per week for 48 weeks per 12 month period in fulfilling its obligations under this Agreement. The particular amount of time may vary from week to week but not exceed 64 hours per month. COMPANY may request in writing an increase or decrease in consultancy services after the anniversary of this agreement, or when the COMPANY’s tactical plan changes. Travel time will be credited as one-half a standard service hour applied toward the 24 hour/week obligation.

3.3.

Starting on 1 October 2019, Consultant will meet face-to-face with Martin Lehr, or another company representative, on a monthly basis. The meeting may be at the company, during a contractor visit or other location. The purpose is to discuss company business that may not occur during scheduled team or company teleconferences. Pre-approved travel authorization is required.

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4.	Compensation for Services Herein Described

4.1.	CONSULTANT and the COMPANY agree that:

4.1.1.

CONSULTANT will receive a monthly retainer of $21,120 for rendered services which are the subject of this LOE or a separate written addenda describing such services. In addition, CONSULTANT will receive COMPANY equity in the amount of 10,000 Membership Units. This is in addition to the 10,000 Membership Units (Stock Certificate No. C-33) previously received 3 October 2018).

4.1.2.

CONSULTANT will be reimbursed for all documented, applicable, reasonable, and customary out-of-pocket expenses advanced by CONSULTANT at the request of the Company and incurred on behalf of the COMPANY in furtherance of the services described in this LOE. Reimbursable costs include travel and lodging expenses, telephone charges, facsimile charges, data charges, postage and/or courier charges, and printing, scanning and/or copying charges. Reimbursement shall only be paid by the COMPANY to CONSULTANT upon receipt by the COMPANY of one or more invoice(s) with accompanying receipts documenting such charges submitted for reimbursement. Travel on behalf of the COMPANY will be reimbursed at coach rates.

5.	Billings

5.1.

CONSULTANT may invoice the COMPANY no more frequently than monthly for fees and out-of-pocket expenses incurred because of rendering the services described herein. The invoice shall reference COMPANY’s assigned project number and shall contain a detailed description of time expended in rendering the Services, including, without limitation, the date, the description of the services sufficient to enable COMPANY to relate the services to specific work product, and the exact amount of time expended. The invoice shall also contain an itemization of any out of pocket expenses advanced by CONSULTANT, and be accompanied by documentation referred to in Section 4.1.2, above.

5.1.1.

COMPANY shall pay CONSULTANT’S invoices within 30 days of receipt beginning with the October 2019 invoice. Payment of CONSULTANT’s June invoice submitted to COMPANY on 1 July for $20,200 will be Paid by 5 November 2019. Payment of CONSULTANT’s invoices submitted to COMPANY for the months of July, August, and September 2019 will accrue until the COMPANY has raised $2,000,000.00 of new cash.

Invoice #	Month Services Rendered	Consultant Services ($)	Travel Reimbursement ($)	Total ($)
1011-240	June	20,200	0	20,200
1011-242	July	20,200		20,200
1011-246	August	14,400		14,400
1011-250	September	14,400	513.60	14,913.60
1011-251	October	21,120		21,120

5.2.	Expenses shall be reimbursed at actual cost incurred by CONSULTANT, unless otherwise agreed in writing by the COMPANY.

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6.	Confidentiality

6.1.

CONSULTANT recognizes that the services to be performed by him hereunder are special, unique and extraordinary and that, because of CONSULTANT’s association with the COMPANY and engagement as a consultant, CONSULTANT will acquire and/or has acquired confidential information and trade secrets concerning the COMPANY, the use or disclosure of which could cause the COMPANY substantial loss and damages which could not be readily calculated and for which no remedy at law may be adequate.

6.2.

Consequently, CONSULTANT agrees that, except in the performance of CONSULTANT’s duties hereunder, or with the express written permission of a duly authorized officer of the COMPANY, CONSULTANT shall not, during the term of this LOE or at any time after the termination of this LOE, directly or indirectly, reveal, divulge or make known to any person, or use for the benefit of any person other than the COMPANY, any non-public, proprietary or confidential information, intellectual property, know-how, or trade secrets learned as a result of CONSULTANT’s association with the COMPANY, including, without limitation:

6.2.1.

information concerning any products of the COMPANY or any potential products of the COMPANY, the business relationships and accounts, customer lists, pricing and financial information, business plans, prospects or opportunities of the COMPANY, and

6.2.2.	any other information not previously disclosed to the public or to the trade by the COMPANY (all such information being “Confidential Information”).

6.3.

CONSULTANT shall not disclose such Confidential Information to any third party without prior written approval of the COMPANY, or pursuant to an order from a court or administrative agency of competent jurisdiction, and any such disclosure shall only be made after first having given the COMPANY sufficient notice of such order to allow the COMPANY to take steps to protects its rights in the Confidential Information.

6.4.	CONSULTANT shall not use such Confidential Information for any purpose other than to further the business of the COMPANY.

6.5.	CONSULTANT and the COMPANY agree that all Confidential Information provided to CONSULTANT under this LOE is the exclusive property of the COMPANY.

6.6.

All records, reports, notes, memoranda, papers and documents kept or made by CONSULTANT, or coming into CONSULTANT’s possession, while engaged by the COMPANY shall be and remain the property of the COMPANY.

6.7.

On the Termination Date, or at any earlier time upon the request of the COMPANY, CONSULTANT agrees to deliver to the COMPANY or destroy all records, reports, notes, memoranda, files and documents and all electronically stored information relating to the business of the COMPANY that have been, or may be, in the possession or under the direction of CONSULTANT, and shall not retain any copies, images, data, or electronically stored information unless specifically authorized by the Company in writing.

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6.8.

All originals and/or copies of any such records or any information or data of any description that relates to the business of the COMPANY or to parties in a contractual or other business relationship with the COMPANY shall be returned to the COMPANY, whether such records, information, and/or data are in paper, digital, electronic, or any other form.

7.	Assignment of Inventions

7.1.

All work product, which may include, but is not limited to, copyrightable material, patentable inventions, suggestions for trademarks, trade secrets, know-how, or any other recognized form of intellectual property created by CONSULTANT under this LOE shall be considered a work made for hire (“Work Product”) and CONSULTANT shall promptly execute any and all documents required to assign any and all rights under applicable copyright, patent, or other applicable law(s) related to intellectual property, to the COMPANY.

7.2.	CONSULTANT shall promptly disclose any such Work Product to the COMPANY.

7.3.

CONSULTANT hereby acknowledges that the fees paid to CONSULTANT by the COMPANY shall constitute sufficient adequate, good and valuable consideration in exchange for such assignment(s), and any such assignment shall be effective for all patent rights associated with patent applications filed in the United States and any foreign country or regional patent office, for the full term of the patent, including extensions of time under applicable laws, the same as if held by CONSULTANT if an assignment had not been made.

7.4.

CONSULTANT will cooperate with the COMPANY and execute all instruments or documents requested for the making and prosecution of any applications of any type for patent(s) in the United States, national and regional patent offices under the Patent Cooperation Treaty, and in all foreign countries, including, but not limited to provisional, continuation, continuation-in-part, divisional, renewal or substitute, reissue, re-examination, and/or extensions thereof. CONSULTANT will cooperate with the COMPANY in any litigation regarding the invention, patents or applications regarding the invention, including testifying for the benefit of the COMPANY, for compensation, provided that any necessary travel expenses shall be paid by the COMPANY as provided herein.

7.5.	CONSULTANT will not enter into any assignment, sale, agreement, or encumbrance that would conflict with any assignment of intellectual property rights to the COMPANY made under this LOE.

8.	Reports

8.1.	CONSULTANT agrees that all reports, information, and materials developed by CONSULTANT while performing services hereunder shall be deemed the exclusive property of the COMPANY.

8.2.

CONSULTANT agrees that all reports, information, and materials developed by CONSULTANT while performing services hereunder shall be deemed Confidential Information and shall not be revealed by the CONSULTANT during or after the term of this LOE to any third party without the prior written consent of the COMPANY, nor shall the CONSULTANT comment thereon to any such third party without such prior written consent of the COMPANY.

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9.	Independent Contractor

9.1.

CONSULTANT acknowledges that in performing Services pursuant to this LOE, CONSULTANT (a) shall be an independent contractor and not an employee of the COMPANY, (b) shall not be entitled to participate in any fringe benefit programs established by the COMPANY for the benefit of its employees, and (c) shall be solely responsible for paying prior to delinquency, and shall indemnify, defend, and hold the COMPANY free and harmless from and against, all income taxes, self-employment taxes, and other taxes (including any interest and penalties with respect thereto) imposed on the fees and expense reimbursements paid by the COMPANY to CONSULTANT pursuant to this LOE.

9.2.

CONSULTANT shall not be an agent of the COMPANY and shall have no power, nor represent that CONSULTANT has any power, to bind the COMPANY or to assume or to create any obligation or responsibility, express or implied, on behalf of, or in the name of the COMPANY, except with the prior written consent of the COMPANY (which consent may be withheld in the absolute discretion of the COMPANY).

9.3.

Nothing in this LOE shall modify, diminish or abrogate any duties or responsibilities CONSULTANT may owe to the COMPANY because of any other position that CONSULTANT may hold with the COMPANY — including fiduciary or other obligations if the CONSULTANT is a director or other form of an advisor of the COMPANY or to the COMPANY.

10.	Term and Termination

10.1.	This LOE is effective as of the Effective Date indicated above.

10.2.

This LOE may be terminated without cause by either party by providing thirty (30) days’ prior written notice to the other party; provided, however, and notwithstanding that this LOE terminates, any pending project, or unfinished work or consulting service underway at the time of such termination shall continue to completion, unless the COMPANY specifically authorizes such pending project or unfinished work or consulting service to also terminate, it being the intention of the parties that no termination without cause of this LOE shall result in the interruption of unfinished projects or services, without the COMPANY’s express written consent. The COMPANY agrees to pay CONSULTANT for those pre-approved services satisfactorily rendered incurred by CONSULTANT up to and through the effective date of termination.

10.3.

This LOE may be terminated with cause by either party by providing five (5) days’ prior written notice to the other party; provided, however, and notwithstanding that this LOE terminates, in the event of a termination for any cause, other than a termination for cause by CONSULTANT arising out of the COMPANY’S breach of its obligations to compensate CONSULTANT under this LOE, any pending project, or unfinished work or consulting service underway at the time of such termination shall continue to completion, unless the COMPANY specifically authorizes such pending project or unfinished work or consulting service to also terminate, it being the intention of the parties that no termination without cause of this LOE shall result in the interruption of unfinished projects or services, without the COMPANY’s express written consent. The term “cause” used herein shall mean (a) a breach of this LOE by either party, which, after receipt of notice of such breach by the breaching party, remains uncured for a period of ten (10) days, or (b) gross negligence or intentional misconduct by either party which results in or is substantially likely to result in

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material harm to the other party, including any delay, disruption or adverse effect to any pending project, unfinished work or consulting service described hereunder. The COMPANY agrees to pay CONSULTANT for those pre-approved services satisfactorily rendered incurred by CONSULTANT up to and through the effective date of termination.

10.4.

Notwithstanding a termination with or without cause hereunder, CONSULTANT shalt, and hereby agrees to, cooperate with COMPANY by providing information or imparting knowledge of any services rendered by CONSULTANT to COMPANY, if requested by COMPANY, for which COMPANY shall compensate CONSULTANT as herein provided. Such cooperation shall include, but not be limited to, information or knowledge relating to any services performed by CONSULTANT for the COMPANY.

11.	Choice of Law / Venue

11.1.	This LOE shall be construed, interpreted, and applied in accordance with the laws of the State of North Carolina, United States of America, without regard to the conflicts of law principles thereof.

11.2.	Either the United States District Court for the Middle District of North Carolina or the Superior

Court of Durham County, North Carolina shall have sole and exclusive jurisdiction over any claim or cause of action relating to this LOE.

11.3.	Each party waives any objection both to personal jurisdiction over it in the courts described above, and to venue being laid in those courts (including an objection that it is an inconvenient forum)

12.	Injunctive Relief

12.1.

CONSULTANT acknowledges that the unauthorized disclosure or use of the COMPANY’s Confidential Information may cause irreparable harm and significant injury to the COMPANY, the degree of which may be difficult to ascertain.

12.2.

Accordingly, CONSULTANT agrees that the COMPANY will have the right to seek an immediate injunction enjoining any breach of this LOE, as well as the right to pursue any and all other rights and remedies available at law or in equity for such a breach.

12.3.

The prevailing party in any litigation, at the court’s discretion, will be indemnified and held harmless by the non-prevailing party from all costs (including reasonable attorneys’ fees), damages, and liabilities the prevailing party incurs as a result of a breach of any provision of this Agreement.

13.	Assignment; Successors

The COMPANY may assign this LOE and any of its rights and obligations hereunder in whole or in part to any affiliate of the COMPANY, and to any other person or entity that is a successor to the COMPANY or all or any portion of its business whether by merger, combination, recapitalization, stock sale, asset sale or otherwise. CONSULTANT shall not assign this LOE or any rights hereunder, or delegate any obligations hereunder, to any other person or entity without prior written consent of the COMPANY. Subject to the preceding sentences, this LOE shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns.

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14.	Counterparts and Fax Signatures

14.1.

This LOE may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, and all of which shall together constitute one and the same instrument.

14.2.	This LOE may be executed and delivered by facsimile signatures.

15.	Indemnification

15.1.

The parties hereto hereby assure and agree to indemnify, protect, and hold harmless each other, their agents, employees, contractors, officers, directors, shareholders, representatives and assigns, from the against any and all losses, damages, claims, demands and expenses, and injuries of whatsoever kind and nature, including attorney’s fees, arising from his or its performance under this LOE or resulting from the acts or omissions of either party agents, employees, contractors, officers, directors, shareholders, representatives and assigns under circumstances related to the performance of this LOE, except insofar as attributable to gross negligence or willful misconduct.

16.	Limitation of Liability

16.1.

For any claims, except claims by the COMPANY against CONSULTANT arising out of fraud, intentional wrong doing, breach of fiduciary duty or misappropriation of the COMPANY’S trade secrets, the CONSULTANT’s total liability to the COMPANY for any and all liabilities, claims or damages, including costs and attorneys’ fees arising out of or relating to this LOE, howsoever caused and regardless of the legal theory asserted, shall not, in the aggregate, exceed the amount actually paid to the CONSULTANT under this LOE. For purposes of clarity, CONSULTANT will not be liable to the COMPANY for any acts or omissions that constitute ordinary negligence in the provision of services under this LOE.

16.2.

In no event shall either the CONSULTANT or the COMPANY be liable to the other for any special, indirect, incidental or consequential damages (including, but not limited to loss of profits, lost business opportunities, loss of use or equipment down-time, and loss of or corruption of data) arising out of or relating to this LOE, regardless of legal theory under which such damages are sought, and even if the parties have been advised of the possibility of such damages or loss.

16.3.	Any claim by either party against the other party relating to this LOE must be made in writing and be delivered within eighteen (18) months after the earlier of:

16.3.1.	the date on which the COMPANY accepts the deliverable(s) at issue, or

16.3.2.	the date on which the CONSULTANT completes the Services specified in the LOE, or this LOE terminates.

If the terms set forth in this LOE are satisfactory, please sign and return this letter to me. If you have any questions about this letter, please call me. We look forward to working with you.

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Very truly yours,

COMPANY:

Context Therapeutics, Inc.

By:	/s/ Martin Lehr

Martin Lehr
Chief Executive Officer

ACCEPTED AND AGREED:

CONSULTANT:

Drug and Device Development Solutions LLC

By:	/s/ William F. Rencher

William F. Rencher, Ph.D.
Principal
[***]

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